DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz



------------------------------------------

        Certificate of Amendment
   (Pursuant to NRS 78.385 and 78.390)

------------------------------------------

  Important: Read attach instructions before completing form.

              Certificate of Amendment of Articles of Incorporation
                         For Nevada Profit Corporations
                         ------------------------------
          (Pursuant to NRS 78.385 and 78.390- After issuance of stock)

1.   Name of Corporation: ENGlobal Corporation

2. The articles have been amended as follows (provide article numbers, if available): The new Article Fourth authorizes a new class of capital stock of the Company, consisting of 2,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The Board of Directors has the authority to approve the issuance of all or any shares of the Preferred Stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further action by the stockholders.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:
     15,246,484.*

4.   Effective date of filing (optional):__________________

5.   Officer Signature (required): /s/ Natalie S. Hairston, Secretary

     *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     Important: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

     This form must be accompanied by appropriate fees.

                                    EXHIBIT A
                                       TO
                            CERTIFICATE OF AMENDMENT
                                       OF
                              ENGLOBAL CORPORATION


"FOURTH. The corporation is authorized to issue two classes of stock, common stock and preferred stock:

(A) Authorized Capital Stock. The aggregate number of shares which the corporation shall have the authority to issue is 77,000,000 shares, of which 75,000,000 shares shall be Common Stock, par value $0.001 per share (the "Common Stock"), and 2,000,000 shares shall be Preferred Stock, par value $0.001 per share (the "Preferred Stock"). All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

(B) Preferred Stock.

     (1) Issuances. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, powers, rights, privileges, qualifications, limitations or restrictions as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series. Except as may otherwise be provided in these Articles, as amended from time to time, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

     o    The rate and manner of payment of dividends, if any;
     o Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
     o The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;
     o Sinking fund provisions, if any, for the redemption or purchase of shares;
     o The terms and conditions, if any, on which shares may be converted or exchanged;
     o    Voting rights, if any; and
     o Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Nevada.

     (2) Authority of the Board of Directors. The Board of Directors shall have the authority to determine the number of shares that will comprise each series. Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Nevada.

Articles of Amendment setting forth such matters will be filed in accordance with Section 390(2) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto. Notwithstanding the forgoing, before the issuance of any shares of any class or series of which the number, preferences, limitations or relative rights are set forth in Articles of Amendment filed in accordance with Section 390(2) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto, the Board of Directors may amend or rescind any terms applicable to such class or series in accordance with the procedures set forth in Section 390(1) of Chapter 78 of the Nevada Revised Statutes or any successor provision thereto."